                                                                 Exhibit 10.1(a)



                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

         This Purchase and Sale Agreement (the "Agreement") is entered into on the 8th day of March, 1998, by and between TREND EXPLORATION COMPANY, a Texas corporation whose address is 500 N. Loraine, Suite 1130, Midland, Texas 79701 ("Seller") and LOMAK PRODUCTION I, L. P. a Texas limited partnership, whose address is 500 Throckmorton Street, Fort Worth, TX 76012 ("Buyer") and LOMAK PETROLEUM, INC., a Delaware corporation whose address is 500 Throckmorton Street, Fort Worth, TX 76012 ("Lomak").

         Buyer desires to purchase and Seller desires to sell all of Seller's undivided interest in and to the oil, gas and/or mineral leases, together with all wells, equipment, personal property and rights connected therewith, described below, subject to the following terms and conditions set forth below, and Lomak, as owner of Buyer (through its wholly owned subsidiary, Lomak Energy Company, a Delaware corporation), desires to guarantee the obligations of Buyer hereunder.

                                    ARTICLE I
                                PURCHASE AND SALE
                                -----------------

I.1      PURCHASE AND SALE OF ASSETS.

         (a) ASSETS CONVEYED. Subject to the terms and conditions set forth in this Agreement (including the exhibits attached hereto) and to the reservation in Section 1.1 (b) below, Seller will sell and Buyer will buy, as of the Effective Date (defined in Section 1.3 below), the following (the "Assets"):

                  (i) All of Seller's interests in the oil, gas and/or mineral leases described in Exhibit "A", attached hereto and made a part hereof (the "Leases"), whether such interests are evidenced by instruments recorded in the county where the Leases are situated or Seller is entitled to an assignment of such interests by reason of an exploration, farmout, farmin, participation, joint venture or other agreement, insofar as the Leases cover and affect the lands (and, if applicable, the depths) described in said Exhibit "A" (the "Lands"); it being the intent of Seller to sell and Buyer to buy all of Seller's undivided oil, gas and mineral leasehold interests in the Lands and all of Seller's undivided interests in the Leases, whether or not the Leases and Lands are fully and correctly described herein; together with all tenements, hereditaments and appurtenances of Seller belonging to the Leases;

                  (ii) All of Seller's rights, titles and interests in the wells and well bores (including, without limitation, the wells identified in Exhibit "A" hereto), personal property, equipment and facilities located on the Lands used directly in the operation of and production from and pursuant to the Leases, including without limitation, pumps, well equipment (surface and subsurface), gas plants, salt water disposal wells, lines and facilities, water injection wells, lines and facilities, sulphur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, transportation lines, valves, meters, separators, tanks, tank batteries and other fixtures (collectively the "Wells and Equipment");


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                  (iii)    All of Seller's rights, titles and interests in the
                           oil, gas, condensate, and natural gas liquids produced after the Effective Date, "line fill" and oil inventory below the pipeline connection in all storage tanks attributable to the Leases and Lands, subject however to the existing leasehold burdens (including, without limitation, royalties, overriding royalties, production payments and other non-cost bearing interests in production) affecting same (collectively the "Production"); and,

                  (iv) All of Seller's rights, titles and interests in the contracts, agreements, permits, licenses and consents pertaining to the Leases and Lands, including, without limitation, the Basic Documents (as defined in Section 2.1 (h) below) and any other operating agreements, communitization, unitization and pooling agreements, area of mutual interest agreements, farmout agreements, farmin agreements, geophysical and seismic options, geophysical agreements, exploration agreements, salt water disposal agreements, water injection agreements, line well injection agreements, surface use agreements, road use agreements, drilling contracts, well services contracts, production sales contracts, gas contracts, gas balancing agreements, storage agreements, warehouse agreements, supplier contracts, service contracts, insurance contracts, construction agreements, division orders, transfer orders, easements, rights-of-way, permits, licenses, authorizations and appurtenances and rights of every kind and character which are used or useful or appropriate to exploring for, developing, producing, operating, treating, storing, marketing or transporting oil, gas and other hydrocarbons or water in, on or under the Lands pursuant to the terms of the Leases, together with any causes of action accruing in favor of Seller thereunder or in connection therewith, even if such causes of action accrued or began to accrue prior to the Effective Date (collectively the "Contractual Rights").

                  (v) All of Seller's original files, books, records and data (other than Seller's financial files and records), including, without limitation, maps, logs, geophysical data (including all geophysical 3D seismic data sets), title opinions and curative, production records, geological data and computer data bases, relating to the Assets (collectively the "Files"); it being agreed that from and after Closing, Seller will not retain any copies of the Files except copies of maps, logs, geophysical data (including all geophysical 3D seismic data sets), production records and geological data, together with any computer data bases relating thereto.

         (b) RESERVATION OF BLALOCK/BRUNSON INTERESTS. Seller reserves an undivided 1/3 interest in the Assets, insofar and only insofar as the Assets include the Leases, Lands, Wells and Equipment, Production, Contractual Rights and Files comprising the Brunson/Blalock Prospect described in Exhibit "A" attached hereto (the "Reserved Assets"). For all purposes under this Agreement and notwithstanding the above to the contrary, the term "Assets" shall be deemed to be exclusive of the Reserved Assets. Following Closing, either party may propose to the other party, in writing, an operating agreement covering all or any portion of the Brunson/Blalock Prospect. Within sixty
                  (60) days following the non-proposing party's actual receipt of such proposal, the parties shall enter into a mutually acceptable operating agreement covering such lands upon which the parties agree, utilizing the A.A.P.L. Form 610-1989 Model Form Operating Agreement (the "JOA"). The JOA shall be subject to (or incorporate) the following:




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                  (i)      Lomak Production Company (or another entity
                           designated by Buyer) shall be named as operator;

                  (ii) the preferential right to purchase provision (Article VIII.F.) shall be stricken;

                  (iii) the provisions relating to loss of title (Article IV.B.) shall be revised to provide that losses thereunder shall be joint losses to be borne by the parties in proportion to their respective interests as set forth in Exhibit A attached thereto (provided, this provision shall not be construed as limiting Buyer's rights under Seller's Special Warranty under
                           Section 2.2 below);

                  (iv) the term of the JOA shall be for the life of the leases (Option 1 under Article XIII);

                  (v) Exhibit C to the JOA shall be the COPAS - 1984 - Onshore form Accounting Procedure Joint Account;

                  (vi)     regardless of which option the parties elect under
                           Article VI.G., each party shall have the right to (1) take its share of production in kind, and (2) receive payment for its share of production directly from the purchaser thereof; and

                  (vii) under Article VI.F., the percentage "70%" shall be inserted in the blank such that none of the operations described therein shall be terminated without the consent of parties bearing at least 70% of the costs thereof.

I.2      PURCHASE PRICE.

         (a) PURCHASE PRICE. The aggregate consideration to be paid by Buyer for the Assets shall be Fifty-Seven Million Dollars ($57,000,000.00) U.S. (the "Base Purchase Price"), as adjusted pursuant to the other provisions of this Agreement (the Base Purchase Price, after such adjustments, if any, being referred to herein as the "Purchase Price"). The parties have agreed to the allocation of the Base Purchase Price among the separate wells, tracts or properties comprising the Assets, as set forth in Exhibit "B" attached hereto and incorporated herein, based upon the working and net revenue interests set forth therein. Such allocation has been determined for the purposes of establishing the bases for certain taxes, determining the value of Environmental Defects (as defined in Section 4.1 below) and Title Defects (as defined in Section 4.2 below), if any, and determining adjustments to the Base Purchase Price, if any. Of the Purchase Price, the sum of $15,000,000.00 shall be paid by Buyer causing Lomak to issue to Seller on the Closing Date that number of shares of Lomak's common stock ("Lomak Common Stock") determined by dividing $15,000,000.00 by the average of the closing price on the New York Stock Exchange of Lomak Common Stock for the five trading days ended two trading days prior to Closing (and excluding the Closing
                  Date). The Lomak Common Stock shall be held in escrow and distributed to Seller as provided in Section 1.5 hereof. The balance of the Purchase Price shall be paid by Buyer to Seller at Closing as follows:

                  (i) By wire transfer of the Performance Deposit and interest thereon, as provided in Section 1.2 (b), of immediately available funds to an account designated by Seller; and,




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                  (ii)     By wire transfer of immediately available funds to an
                           account designated by Seller.

         (b) PERFORMANCE DEPOSIT. Upon execution of this Agreement, Buyer will deposit in an interest-bearing escrow account at Bank One, N.A. ("Bank One"), to be held by Bank One pursuant to its form escrow agreement, the sum of $2,500,000.00, which will secure Buyer's performance under this Agreement (the "Performance Deposit"). At Closing, the Performance Deposit, including any interest accruing thereon from the date of deposit through the end of the day preceding the date of Closing (the "Accrued Interest"), will be delivered to Seller and credited against the Purchase Price. If this Agreement is terminated prior to Closing, the Performance Deposit will be disposed of as provided in Section 7.2 below. Until the Performance Deposit has either been delivered to Seller at Closing or has otherwise been disposed in accordance with
                  Section 7.2, it shall continue to be held in escrow as provided herein.

I.3 EFFECTIVE DATE. If Closing occurs, the conveyance of the Assets shall be effective as of March 1, 1998, at 7:00 a.m. local time where the Assets are located (the "Effective Date").

I.4 REGISTRATION OF LOMAK COMMON STOCK. Within thirty (30) days of Closing, Buyer shall cause Lomak to prepare and file with the Securities Exchange Commission (the "Commission") a shelf registration statement on Form S-3 or other appropriate form (the "Registration Statement"), pursuant to Rule 415 of the Securities Act of 1933, as amended, and all rules and regulations promulgated under such Act (the "Securities Act"), covering the resale by Seller of the Lomak Common Stock issued hereunder (the "Registration"). Buyer shall cause Lomak to use its best efforts to have the Registration Statement declared effective by the Commission (the date on which the Lomak Common Stock is declared effective being the "Registration Effective Date"). Buyer shall bear and pay all expenses incurred in connection with the Registration, including, without limitation, all expenses incident to Lomak's performance of or compliance with the registration rights granted pursuant hereto, registration and filing fees, fees and expenses incurred in compliance with securities, blue sky and other applicable laws, printing and engraving expenses, messenger, telephone and delivery expenses, and fees and disbursements of Lomak's counsel and all independent certified public accountants.

I.5 ESCROW OF THE LOMAK COMMON STOCK. Buyer shall cause the Lomak Common Stock to be delivered to Lomak to be held in escrow and to be released as follows:

         On the first day of each of the eight (8) months following the Registration Effective Date (each such day being a "Stock Release Date"), Lomak shall release and deliver to Seller that number of shares of Lomak Common Stock equal in value to $1,875,000 ("monthly installment") whereupon such shares may be fully and freely traded on the New York Stock Exchange, without restriction. The number of shares of Lomak Common Stock to be released on each Stock Release Date shall be determined based upon the average of the closing price of Lomak Common Stock on the New York Stock Exchange for the five trading days ended two trading days prior to the end of the month preceding such Stock Release Date. In lieu of the release by Lomak of shares of Lomak Common Stock as full settlement of any monthly installment, Buyer may, at its discretion, deliver all or part of such monthly installment in cash; provided, that the aggregate value of each and every monthly installment (whether comprised of Lomak Common Stock and/or cash) must equal $1,875,000.



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         Buyer may at any time prepay any and all monthly installments in cash.
         Any shortfall remaining after all shares of Lomak Common Stock have been released to Seller hereunder shall be paid by Buyer in cash when due, the intent being that the aggregate value of all eight monthly installments (whether comprised of Lomak Common Stock and/or cash) will be equal to $15,000,000. Any shares of Lomak Common Stock remaining in escrow after payment of the eight monthly installments shall be delivered by Lomak to Buyer; and, for the sole purpose of facilitating such delivery, Seller shall deliver to Lomak a stock power duly executed in blank. Buyer shall cause Lomak to maintain the Registration of Lomak Common Stock hereunder and take such other steps as may be reasonably necessary to permit the Lomak Common Stock registered pursuant hereto to be fully and freely traded without restrictions on the New York Stock Exchange.


                                   ARTICLE II
                           REPRESENTATIONS, WARRANTIES
                           ---------------------------
                            AND DISCLAIMERS OF SELLER
                            -------------------------


II.1 REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in Exhibit "C" attached hereto and made a part hereof, Seller hereby represents and warrants to Buyer as follows:

         (a) ORGANIZATION AND GOOD STANDING. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Texas, and it is duly authorized and qualified to transact business in the State of Texas, and it has all requisite power and authority to conduct it business and to own its interest in the Assets.

         (b) POWER. Seller has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith. The execution and delivery by Seller of this Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of the articles of incorporation, bylaws, resolutions and/or other documents under which Seller was created or is presently governed. The execution and delivery by Seller of this Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of, constitute a breach of, or constitute an event of default under any Agreement or indenture to which it is subject or by which it is bound.

         (c) CORPORATE APPROVAL. The execution and delivery by Seller of this Agreement and all other documents contemplated hereby or referred to herein have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of its stockholders, (ii) violate the charter or by-laws of such corporation, or (iii) to its knowledge violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.




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         (d)      GOVERNMENT CONSENT. No authorization, consent, approval,
                  license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Seller of this Agreement or any transfer, assignment, conveyance, bill of sale or agreement executed and delivered pursuant hereto subject to the requirements of the State of Texas with respect to certain of the oil, gas and mineral leases covered by this Agreement.

         (e) BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

         (f) VIOLATIONS. Seller is not in default with respect to the Assets under or in violation of any law, order, writ, injunction, rule, regulation or decree of any governmental body, agency or court or of any commission or other administrative agency, which violation could materially adversely affect the ownership and operation of any of the Assets. With respect to the ownership, operation, production and sale of hydrocarbons and carrying on of its business with respect to the Assets, it has complied with all laws, rules and regulations applicable thereto, the failure to comply with which could materially adversely affect the ownership or operation of such Assets.

         (g) BROKERS. Any obligation or liability, contingent or otherwise, incurred by Seller for brokers' or finders' fees in respect of the matters provided for in this Agreement shall be the sole obligation of Seller, and Buyer shall have no responsibility therefor.

         (h) BASIC DOCUMENTS. The term "Basic Documents" means all of the documents known to Seller (or of which Buyer has constructive notice due to public filings) evidencing interests which comprise the Assets and all contractually binding documents to which the Seller or the Assets may be subject and which will be binding on the Assets or on Buyer after the Closing of the sale and purchase herein provided including, without limitation, deeds, surface leases, oil, gas and mineral leases, assignments, overriding royalty assignments, mineral and royalty deeds, farmout and farmin agreements, option agreements, pooling agreements and declarations, assignments of production payments, unit agreements, unit operating agreements, joint operating agreements, joint venture agreements, surface leases, agreements for the disposal of salt water, production marketing contracts, division orders and the like. Seller is not in breach or default with respect to any of its obligations pursuant to any Basic Documents or any regulations incorporated therein or governing same, except in a manner which does not and will not materially reduce the value of the Assets. All payments due under each Basic Document with respect to Seller's interest herein have been made and there has not occurred any event, fact or circumstances which, with the lapse of time or the giving of notice, or both, would constitute a breach or default by Seller which would materially reduce the value of the Assets. Seller has not been given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof. A list of the contracts and agreements which



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                  materially affect the Assets and constitute Basic Documents is attached as Exhibit "D" and incorporated herein by reference.

                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Document and will not conflict with any provision of the agreements pursuant to which the interests of Seller in or by virtue of any Basic Document was created.

         (i) LEASES AND AGREEMENTS. With respect to the Basic Documents, Seller or, to the best of Seller's knowledge, a predecessor in interest of Seller has fulfilled all requirements applicable to Seller for filings, certificates, disclosures of parties in interest, and other similar matters contained in leases and other instruments (or otherwise applicable thereto by law, rule or regulation) and Seller is fully qualified to own and hold the interest of Seller therein.

         (j) OPERATING AGREEMENTS. With respect to the joint, unit or other operating agreements relating to the Assets (1) there are no outstanding calls or payments under authorities for expenditures for payment which are due by Seller or which it has committed to make which have not been made with respect to the Assets; (2) there are no drilling or development operations currently being conducted on or in respect of the Assets, and there are no remaining payout accounts applicable to the Assets resulting from the failure of any party to participate in material operations heretofore conducted on or in respect of an Asset; (3) there are no material operations under the operating agreements with respect to which Seller has become a non-consenting party, and no Asset is presently or, as the result of any election heretofore made, will be relinquished because of non-participation in any operation pursuant to any operating agreement; and (4) there are no pending investment adjustments applicable to Seller because of changes in participation under any unit operating agreement or otherwise. The operating agreements are described in Exhibit "D" attached hereto.

         (k) GAS CONTRACTS AND RELATED MARKETING AGREEMENTS. Set forth in Exhibit "D" hereto is a schedule of all gas sales agreements to which the Assets are subject, directly or by act of a third party, or by which any interest of Seller in gas produced from or attributable to an Asset is otherwise disposed of, which provide for a term in excess of thirty (30) days or which can not be terminated by Seller by notice not in excess of thirty
                  (30) days. No gas sales agreement warrants the amount of gas to be delivered. Seller, or, to the best of Seller's knowledge, a predecessor in interest of Seller, has made all filings necessary under any law or regulation to (i) allow it to obtain the maximum lawful price allowed by such law or regulation for natural gas produced from or attributable to the Assets and (ii) authorize the sale of its natural gas. Approvals of such filings have been obtained or, with respect to pending filings, Seller has no knowledge of any reason why such approval will not be forthcoming in the normal course; and no purchaser of natural gas is withholding payment of the full share of the proceeds of all sales made by Seller.




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

                  Also set forth in Exhibit "D" hereto is a schedule of all transportation, gathering, compressing, treating, marketing and other agreements which relate to or affect the sale of gas produced from the Assets.

         (l) LIQUID SALES AGREEMENTS. All crude oil and condensate sale arrangements relating to its share of liquids produced from the Assets may be terminated upon not more than 60 days' notice without penalty or detriment. No purchaser of liquids is withholding payment of the full share of Seller of the proceeds of all sales, other than for matters of title or completion of division orders.

         (m) PREPAYMENTS AND GAS BALANCING. With respect to the Assets, (i) there are no "take-or- pay" prepayments for which an obligation of Seller to deliver gas after the Effective Time exists, (ii) Seller is not obligated, under any prepayment arrangement, "take or pay" contract, production payment agreement or other arrangement, to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, (iii) there are no imbalances resulting from any gas balancing agreement except those routinely occurring when actual production has varied from allowables, which are not considered material and which are routinely corrected and adjusted periodically, and those as a result of which there presently exists an obligation and corresponding account for cash balancing, which are not recoupable or collectible from production from the Assets.

         (n) INFORMATION. All historical production and accounting data provided by Seller to Buyer and used by Buyer in determining the value of the Assets is true and correct in all material respects.

         (o) LIENS AND ENCUMBRANCES. The Assets will be transferred as of the Closing Date (evidenced by proper, recordable releases, waivers and/or other similar documents furnished at or before Closing) free and clear of all liens, security interests, mortgages, pledges, preferential purchase rights, consents to assign and/or other encumbrances or claims affecting, placed, caused to be placed or allowed to be placed on the Assets by Seller other than the following (the "Permitted Encumbrances"):

                  (i) Contractual obligations under the Basic Documents ("Contractual Liens");

                  (ii) Materialmen's liens, mechanics' liens and other similar statutory and common law liens arising in the ordinary course of business with respect to obligations not yet due, or due but not yet delinquent ("Statutory Liens");

                  (iii) Imperfections of title and encumbrances which are immaterial in nature, amount or extent and which do not substantially detract from the value or interfere with the use of the Assets subject thereto or affected thereby or otherwise impair the operations being conducted thereon ("Immaterial Imperfections"); and

                  (iv) Royalties, overriding royalties, production payments and other non-cost bearing interests in production used in the determination of the net revenue interests attributable to the Assets ("Other Burdens").




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

         (p) CONTRACTS AND AGREEMENTS. There are no contracts or agreements to which Seller is a party or subject which materially and adversely affect the value or marketability of the Assets, except as set forth in the Basic Documents and/or reflected or referenced in county records.

         (q) TAXES. All taxes, assessments, penalties, interest and levies by any governmental authority or agency assessed against the Assets, which Seller has not, in good faith, protested, have been properly paid, prior to delinquency.

         (r) NO PREFERENTIAL RIGHTS OR CALLS. There are no preferential rights of purchase, consents to assignment, first rights of refusal or other required consents, nor are there any calls on production (including preferential rights to purchase production) affecting the Assets.

         (s) PERMITS. Except as otherwise specified in this Agreement (i) Seller has obtained all permits, licenses, certificates and authorizations required by federal, state and local law in connection with the ownership and operation of the Assets (collectively the "Permits"), made all filings and reports related thereto and paid all fees necessary or appropriate to obtain such Permits, and (ii) the Permits, and the filings and reports related thereto, are in full force and effect, and no violations have been reported to Seller in respect of any such Permits, or the filings or reports related thereto, and no judicial, administrative or arbitral proceeding is pending or, to Seller's knowledge, threatened, relating to the revocation or limitation of any such Permits, or the filings or reports related thereto.

         (t) CURTAILMENTS. There are no curtailments of takes, failures or refusals of purchasers of production to take under existing production purchase contracts or refund obligations relating to the Assets.

         (u)      WELLS: DRILLING, OPERATIONS, ALLOWABLES.

                  (i) all of the wells in which Seller has an interest by virtue of its ownership of the Assets have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by applicable pooling and/or other agreements, Leases and law;

                  (ii) the drilling and completion of such wells and all development and operations on the Leases have been conducted in compliance with all applicable Leases, the Basic Documents, laws, Permits, regulations and orders; and

                  (iii) none of such wells is subject to penalties on allowables because of overproduction or other violation of any applicable law, permit, regulation or order that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Date as prescribed by applicable governmental authority.

         (v) STATE OF REPAIR OF EQUIPMENT. The Wells and Equipment have been maintained in a state of repair such that they have been and presently are adequate for normal operations in accordance with standard industry practice in the area in which they are used.

         (w) SUITS. There is no suit, action, claim, or, to the best of Seller's knowledge, investigation or inquiry by any person or entity or by any administrative agency or governmental body, including, without limitation, condemnation, expropriation, surface damage, waste disposal, property damage, automotive and public liability or forfeiture proceedings against Seller in respect of the Assets.

         (x) LEASE PAYMENTS. All rental, royalty, shut-in royalty and other lease accounts with respect to the Assets are current, and all payments required thereunder have been made. All material surface damage, waste disposal, right-of-way or other obligations of them to landowners and lessors asserted prior to the Effective Time have been paid.

         (y) PARTNERSHIPS. None of the Assets is subject to a tax partnership or other partnership.

         (z) BANKRUPTCY PROCEEDINGS. Seller is not contemplating bankruptcy and, to the best of Seller's knowledge, no bankruptcy or receivership proceedings are being threatened or contemplated against Seller.

         (aa) NON-FOREIGN SELLER. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

         (bb) MATERIAL. As used in this Section 2.1 the term "material" or "materially" shall mean the sum of $10,000, so that "materially affect", "materially adversely affect" or "materially reduce the value" shall mean a loss or reduction in value of $10,000 or more.

         (cc) MATERIAL ADVERSE CHANGES. There shall have been no adverse material changes in the condition of the Assets from the Effective Date up to Closing, except for the depletion of oil, gas and other hydrocarbon reserves and ordinary wear and tear of the Wells and Equipment.

II.2     WARRANTIES AND DISCLAIMERS.

         (a) SPECIAL WARRANTY. The Assignment and Bill of Sale to be delivered to Buyer pursuant to Section 6.3(a) below will contain a "special warranty" by which Seller will agree to warrant and defend title to the Assets to Buyer, its successors and assigns, against every person whomsoever lawfully claiming the Assets or any part thereof by, through or under Seller (the "Special Warranty").

         (b)      DISCLAIMERS. Except for the Special Warranty given pursuant to
                  Section 2.2 (a) and except as otherwise expressly provided in this Agreement, SELLER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED. ALL OF SELLER'S INTERESTS IN THE WELLS AND EQUIPMENT ARE BEING SOLD "AS IS, WHERE IS AND WITH ALL FAULTS," AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF BUYER
                                    --------

         Except as otherwise provided in Exhibit "E" attached hereto and made a part hereof, Buyer represents as follows:

III.1    Buyer represents and warrants to Seller as follows:

         (a) ORGANIZATION AND GOOD STANDING. Buyer is a duly organized and validly existing Texas limited partnership and is duly authorized and qualified to transact business in the State of Texas and to own the Assets.

         (b) POWER. Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith.

         (c) APPROVAL. The execution and delivery by Buyer of this Agreement and all other documents contemplated hereby or referred to herein have been duly authorized by all necessary partnership action and do not and will not (i) require any consent or approval of its limited partner, (ii) violate its agreement of limited partnership, or (iii) to its knowledge violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.

         (d) GOVERNMENT CONSENT. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Buyer of this Agreement or any other document contemplated hereby or referred to herein.

         (e) BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

         (f) BROKERS. If any obligation or liability of Buyer exists for brokers' or finders' fees in respect of the matters provided for in this Agreement, such obligation or liability shall be the sole obligation of it, and Seller shall have no responsibility therefor. Buyer has notified Seller prior to or at the execution hereof of whether or not Buyer is or will be obligated for any brokers' or finders' fees relating to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                      ENVIRONMENTAL AND TITLE INSPECTIONS;
                      ------------------------------------
                               PRE-CLOSING CONDUCT
                               -------------------

IV.1     ENVIRONMENTAL REVIEW AND DEFECTS.

         (a) INSPECTION OF ASSETS. Following execution of this Agreement and through the time of Closing, Buyer shall have full access to the Assets so that Buyer may visually (and otherwise) fully inspect the Lands, and the Wells and Equipment, and conduct or cause to be conducted such environmental survey(s) in connection therewith which Buyer, in its sole discretion, deems advisable or prudent.

         (b) NOTICE AND VALUATION OF ENVIRONMENTAL DEFECTS. On or before March 15, 1998, at 6:00 p.m., local time where the Assets are located, Buyer shall furnish written notice to Seller advising of any Environmental Defects (defined in Section 4.1 (d) below) (the "Environmental Defects Notice"). In the Environmental Defects Notice, Buyer may request reduction of the Base Purchase Price for any of the adversely affected portions of the Assets. The Environmental Defects Notice shall clearly indicate the nature and a detailed description of each of the alleged Environmental Defects, the portion(s) of the Assets to which the Environmental Defect relates, and the dollar amount which Buyer believes, based upon good faith, reasonable estimates, would be necessary to rectify or remediate same. Seller shall have the right, but not the obligation, to attempt to cure any or all of the Environmental Defects alleged in the Environmental Defects Notice at any time prior and up to Closing. In the event Seller is unable or unwilling to materially and substantially cure the alleged Environmental Defect(s) by the time of Closing, Buyer and Seller will confer and use their best, good faith efforts to agree on the validity of the claim of such Environmental Defect(s) and the amount(s), if any, by which the Base Purchase Price should be adjusted in connection therewith.

         (c) FAILURE TO AGREE ON ADJUSTMENTS FOR ENVIRONMENTAL DEFECTS. In the event the parties cannot mutually agree on an adjustment to the Base Purchase Price for any Environmental Defect(s) which have been alleged in the Environmental Defects Notice, as provided above, Buyer shall have the right to (i) proceed to Closing and accept the Assets with such alleged Environmental Defect(s) without any corresponding adjustment to the Base Purchase Price, or (ii) terminate this Agreement as to that portion of the Assets adversely affected by such alleged Environmental Defect(s) (the "Properties Excluded Due to Environmental Defect") and receive a corresponding adjustment to the Base Purchase Price by deducting therefrom the value(s) allocated to the Properties Excluded Due to Environmental Defect in Exhibit "B" attached hereto.

         (d)      "ENVIRONMENTAL DEFECT" DEFINED.

                  (i) DEFINITION OF "ENVIRONMENTAL DEFECT". "Environmental Defect(s)" shall mean the existence of any condition
                           (i) which constitutes a violation of any of the Environmental Laws applicable to the Assets and/or Seller and (ii) to which prompt remedial or corrective action either is required by law or would otherwise be undertaken by a prudent operator of oil and gas properties and/or gas gathering or water disposal systems, as the case may be.

                  (ii) DEFINITION OF "ENVIRONMENTAL LAWS". "Environmental Laws" shall mean any and all constitutional provisions, statutes, acts, codes, regulations, rules, ordinances, orders, decrees, rulings, proclamations, resolutions, judgments, decisions, declarations, or interpretative or advisory opinions or letters of any federal, state or local governmental authority (whether executive, legislative or judicial or otherwise) pertaining to health or the environment, including, without limitation, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act or Clean Water Act ("CWA"), the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Preauthorization Act of 1986, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, and the Used Oil Recycling Act. For purposes of this Agreement, the terms "hazardous substance," "release" (when used in the context of environmental or health matters) and "threatened release" have the meanings specified in CERCLA, the terms "pollutant" and "discharge" (or "discharge of a pollutant") have the meanings specified in CWA, and the terms "solid waste", "hazardous waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (A) to the extent the laws of the states in which the Assets are located establish a meaning for "hazardous substance", "release", "pollutant", "discharge", "solid waste", "hazardous waste" or "disposal" that is broader than that specified in CERCLA, the CWA or RCRA, such broader meaning shall apply; and (B) the terms "hazardous substance", "solid waste" and "hazardous waste" shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances, solid wastes or hazardous wastes pursuant to CERCLA or RCRA or the applicable state analogues to those statutes.

IV.2     TITLE REVIEW AND DEFECTS.

         (a) REVIEW OF PERTINENT FILES AND DOCUMENTS. Following execution of this Agreement, Buyer shall have full access, during reasonable hours, to the records, documents, materials and files in Seller's possession (or to which Seller has convenient access) relating to the Assets, including, but not limited to, accounting records, and geological, geophysical, well, land and legal files, but only insofar as they relate to the Assets. Seller shall allow Buyer to copy any such records, documents, materials and files in Seller's possession (with the understanding that if this Agreement is terminated and Closing has not occurred, Buyer shall immediately deliver to Seller all such copies). Buyer shall make such other examination of title to the Assets as Buyer, acting in its sole discretion, deems necessary or advisable.

         (b) NOTICE OF TITLE DEFECTS. On or before March 15, 1998, at 6:00 p.m., local time where the Assets are located, Buyer shall furnish written notice to Seller advising in full detail of any Title Defects (defined in Section 4.2 (d) below) found by Buyer to adversely affect Seller's title to the Assets and which of such Title Defects, if any, Buyer is willing to waive (the "Title Defects Notice"). The Title Defects Notice shall include Buyer's suggested means for curing the alleged Title Defects set forth therein, but such suggestions shall not be binding upon Seller.

         (c) RIGHTS OF THE PARTIES REGARDING TITLE DEFECTS. Seller shall have the right, but not the obligation, to attempt to cure any alleged Title Defect prior to Closing and at any time thereafter up to and including one hundred twenty (120) days following Closing (the "Cure Period").


                  (i) TITLE DEFECTS UNCURED AT CLOSING. If, at Closing, Seller has been unable or unwilling to cure an alleged Title Defect which has been timely and properly asserted in the Title Defects Notice, (i) Seller shall retain that portion of the Assets affected by the alleged Title Defect to Buyer at Closing (the "Retained Properties"), and (ii) Buyer and Seller shall confer and use their best efforts to agree on the validity of the claim of the alleged Title Defect and the amount which Buyer will retain from the Base Purchase Price while Seller attempts to cure all such Title Defects during the Cure Period (the "Title Retention Amount"). If during the Cure Period, Seller is able to cure the alleged Title Defect to the reasonable satisfaction of Buyer, Buyer shall promptly remit to Seller that portion of the Title Retention Amount that is allocated to such cured Title Defect and, simultaneously therewith, Seller shall deliver to Buyer an assignment, on a form substantially the same as the Assignment and Bill of Sale provided for in Section 6.3(a) below, conveying to Buyer that portion of the Retained Properties previously affected by such Title Defect; provided, however, if the Title Defect is cured and the assignment made after the Closing Date, then the portion of the Title Retention Amount which Buyer is required to remit to Seller shall be reduced by an amount equal to the net proceeds of production actually received by Seller from the Effective Date up to the time of remittance attributable to the portion of the Retained Properties being assigned (after first deducting from net proceeds an amount equal to the total capital expenditures actually paid by Seller in connection therewith during such time period).

                  (ii) TITLE DEFECTS UNCURED AT END OF CURE PERIOD. If, upon the expiration of the Cure Period, Seller has been unable or has elected not to cure one or more of the outstanding Title Defects (of which Seller was notified in the Title Defects Notice under the provisions of Section 4.2 (b) above), then, unless otherwise agreed by Seller and Buyer, Buyer shall have the right to (i) waive one or more of the Title Defects and receive assignment from Seller of all or a portion of the Retained Properties affected by such uncured Title Defects and, simultaneously therewith, remit to Seller that portion of the Title Retention Amount (less the net proceeds of production actually received by Seller during the period from the Effective Date through the date such assignment is made, after first deducting from the net proceeds an amount equal to the total capital expenditures actually paid by Seller in connection therewith, in accordance herewith, during such period) attributable thereto, and/or (ii) refuse assignment from Seller of all or any portion of the Retained Properties affected by the uncured Title Defects and retain that portion of the Title Retention Amount allocated thereto. If pursuant to this provision Buyer elects to receive assignment of any or all of the Retained Properties, Seller shall convey such Retained Properties to Buyer by assignment, on a form substantially the same as the Assignment and Bill of Sale provided for in Section 6.3(a) below, which shall be effective as of the Effective Date.

                  (iii) ADJUSTMENTS TO BASE PURCHASE PRICE FOR UNCURED TITLE DEFECTS. In the event the parties are unable to mutually agree upon a Title Retention Amount for an alleged Title Defect (of which Seller was notified in the Title Defects Notice under the provisions of
                           Section 4.2 (b) above), Buyer shall have the right to
                           (i) waive the Title Defect and proceed to Closing without retaining any Title Retention Amount therefor, or (ii) terminate this Agreement as to the portion of the Assets adversely affected by the alleged Title Defect (the "Properties Excluded Due to Title Defect") and receive an adjustment to the Base Purchase Price for the Properties Excluded Due to Title Defect based upon and in accordance with the values allocated thereto in Exhibit "B" attached hereto.

         (d) "TITLE DEFECT" DEFINED. The term "Title Defect(s)," as used herein, shall mean any of the following:

                  (i) any encumbrance, defect or other condition affecting Seller's title to the Assets (or any party thereof) which causes Seller to receive a net revenue interest percentage in the oil, gas and other hydrocarbons produced from each well included in the Assets which is greater or less than the net revenue interest percentage represented for such well in Exhibit "B" attached hereto;

                  (ii) any encumbrance, defect or other condition affecting Seller's title to the Assets (or any party thereof) which obligates Seller to pay for a percentage of the costs and expenses for the operation, development and maintenance of each well included in the Assets which is greater or less than the percentage of Working Interest represented for such well in Exhibit "B" attached hereto; or

                  (iii) any liens, security interests, mortgages, pledges, preferential purchase rights, consent requirements or other encumbrances affecting, placed, caused to be placed or allowed to be placed on the Assets by Seller, other than the Permitted Encumbrances (defined in Section 2.1 (o) above), which, based upon petroleum industry standards for the area in which the affected portion of the Assets is located, alone or in combination with other defects, will interfere with Buyer's substantial enjoyment of the Assets or adversely and substantially affect the marketability of the Assets or substantial portion thereof.

IV.3     FURTHER OBLIGATIONS. In addition to the provisions set forth in Section
         4.1 and 4.2 hereof with respect to Environmental Defects and Title Defects, Seller shall be bound by the indemnification provisions of
         Article IX of this Agreement relating to Environmental Defects and Title Defects which are asserted subsequent to the notice dates set forth in Sections 4.1 and 4.2 hereof.

IV.4 PRE-CLOSING CONDUCT. Seller covenants and agrees that from and after the date hereof, and unless and until this Agreement is terminated or Closing occurs, as hereinafter provided:

         (a) CASUALTY LOSSES. If any of the Wells and Equipment included in the Assets is damaged or destroyed by fire, flood, storm or other casualty (herein "Casualty Loss"), Seller shall immediately notify Buyer of same and the Base Purchase Price shall be reduced by an amount estimated by Seller, and as agreed upon by Buyer, to be equal to the repair or replacement costs of the damaged facility or equipment.

         (b) PRESERVATION OF ACCURACY OF REPRESENTATIONS AND WARRANTIES. The parties shall use their respective best efforts to refrain from taking any action which would render any representation or warranty contained in Article II or III of this Agreement inaccurate as of the time of Closing. Seller will promptly notify Buyer of any claim, litigation, proceeding or governmental investigation that may be threatened or commenced against Seller involving in any way this Agreement, the transactions contemplated herein or any of the Assets.

         (c) SALES. Seller will not sell, transfer, assign, convey or otherwise dispose of any Asset other than: (i) pursuant to this Agreement; (ii) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business; and (iii) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets.

         (d) ENCUMBRANCES. Seller will not create or permit the creation of any lien, security interest or encumbrance (other than Permitted Encumbrances) on any portion of the Assets, the oil or gas produced therefrom or attributable thereto, or the proceeds thereof.

         (e) OPERATION OF PROPERTIES. Seller (i) will not agree to participate in the drilling of any new well on the Assets or fail to participate in operations thereon proposed by other parties, without the advance consent of Buyer; (ii) will not remove, cause to be removed, sell, abandon or otherwise dispose of and shall use due diligence to maintain the Assets;
                  (iii) will perform all of the obligations of it under contracts relating to or affecting the Assets; (iv) will exercise all due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in its possession relating in any of the Assets;
                  (v) will not knowingly take any action which will cause any purchaser of production attributable to the Assets to place in suspense any payment for production sold; (vi) will inform Buyer of all third party requests for funds with respect to operations on the Assets and will not, without providing Buyer a reasonable opportunity to instruct it, agree to participate in any proposed operation on the Assets other than routine recovery operations or operations necessary in the case of any emergency; and (vii) except for this Agreement, will not enter into or cause any contract, agreement or commitment with respect to the Assets which is not in the ordinary course of business as heretofore conducted in association with the Assets, or which involves payments, receipts or potential liabilities by Seller of an amount in excess of the sum of $25,000.

         (f) CONTRACTS AND AGREEMENTS. Seller will not (i) grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment to Buyer of any Asset; (ii) enter into any gas sales contract or new crude oil sales or supply contract with respect to the Assets herein provided to be sold and conveyed which is not terminable together with any supplier-purchaser relationship or dedication accompanying such contract at will and without penalty or detriment on notice of 30 days or less;
                  (iii) incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the Assets which are herein provided to be sold and conveyed, except in the ordinary course of business as conducted heretofore or as otherwise provided herein; or (iv) enter into any transaction the effect of which, considered as a whole, would be to cause any Asset which is herein provided to be sold and conveyed to be materially and adversely changed as of the Effective Date.

         (g) CONSENTS. If any approval or consent by any federal, state or local government is required to vest good and marketable title to any interest in any Asset in Buyer and to the subsequent use and operation by Buyer thereof, Seller will exercise its best efforts, or as reasonably requested by Buyer, to obtain all such required approvals or consents. Seller will use its best efforts to obtain from all purchasers of hydrocarbons from the Assets appropriate transfer orders or letters-in-lieu of transfer orders designating Buyer as the appropriate party for payment, effective as of the Effective Time, with respect to the Assets which are sold and conveyed to Buyer hereunder.

         (h) ABANDONMENTS. Seller will not abandon any of the Assets without the advance written consent of Buyer, except as required by order, judgment or decree of a governmental authority.

         (i) NOTICE OF DEFAULTS. Seller will give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by it subsequent to the Effective Time under any instrument or agreement affecting the Assets to which Seller is a party or by which it or any of the Assets is bound.

         (j) NOTICE OF EVENTS AND PROPOSALS. If between the date hereof and the Closing Seller becomes aware of (i) any action or occurrence arising after the date hereof which reasonably may materially affect any of the Assets, or (ii) any proposal from a third party to engage in any material transaction with respect to any of the Assets, it will give prompt written notice to Buyer of such action, occurrence or proposal.

         (k) AMENDMENTS. Seller will not supplement, amend, alter, modify or waive any Basic Document, insofar as it covers the interest therein which is herein provided to be sold and conveyed, except in the ordinary course of business, nor surrender, permit to expire (except upon expiration of its term) or terminate any Basic Document except as may be authorized by Buyer in writing in each instance.

         (l) NO SHOP. Seller agrees from the date hereof through the Closing that neither Seller nor any of its officers, directors or any other person or entity representing Seller will engage in any discussions or negotiations with others or otherwise solicit interest with respect to purchase of the Assets or which would negatively affect the ability of Buyer to complete the acquisition of the Assets as structured.

                                    ARTICLE V
                PROCEEDS, ROYALTY OBLIGATIONS, EXPENSES AND TAXES
                -------------------------------------------------

V.1 ACCOUNTING FOR PRODUCTION AND PROCEEDS OF PRODUCTION. Ownership of all production from the Assets shall pass from Seller to Buyer as of the Effective Date (except that Seller shall retain ownership and shall be entitled to all proceeds from the sale of any oil above the pipeline connections in all storage tanks attributable to the Assets as of the Effective Date). If Seller should at any time subsequent to the Closing Date receive from any purchaser of production any proceeds attributable to production from the Assets occurring after the Effective Date (other than as provided in the parenthetical clause of the preceding sentence), Seller shall without delay remit all such proceeds to Buyer. Similarly, if Buyer should at any time receive any proceeds attributable to any production occurring prior to the Effective Date, Buyer shall without delay remit same to Seller.

V.2 ROYALTY OBLIGATIONS; EXPENSES. Seller shall be responsible for the payment of all overriding royalty, royalty and other leasehold obligations, operating expenses and capital expenses attributable to the Assets accruing prior to the Effective Date. Buyer shall be responsible for payment of all overriding royalty, royalty and other leasehold obligations, operating expenses and capital expenses attributable to the Assets accruing after the Effective Date, subject to the limitations set forth in Article VIII. Any party who pays any such obligations which are the responsibility of the other shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

V.3 SALES AND OTHER TRANSFER TAXES. Buyer shall bear the cost of all applicable sales taxes, real property transfer taxes and other taxes (excluding income taxes), if any, payable as a result of the transfer of the Assets.

V.4 AD VALOREM AND OTHER TAXES. All taxes on the ownership or operation of the Assets, including real estate taxes (other than the taxes referred to in Sections 5.3 and 5.6 hereof), which are imposed with respect to periods or portions of periods prior to the Effective Date shall be the burden of Seller and all such taxes imposed with respect to periods or portions of periods after the Effective Date shall be the burden of Buyer. Any party who pays any such taxes which are the responsibility of the other party shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment (which reimbursement shall, if possible, be in the form of a credit to or deduction from the Base Purchase Price).

V.5 JOINT BILLING AUDITS; CREDITS. Seller shall be responsible for settlement of all joint billing audits which relate to accounting periods prior and up to the Effective Date. Buyer shall be responsible for the settlement of all joint billing audits which relate to accounting periods from and after the Effective Date. Any credits or other consideration received by Buyer after the Effective Date attributable to expenses paid by Seller prior to the Effective Date shall be reimbursed to Seller by Buyer immediately upon receipt of same.

V.6 INCOME AND FRANCHISE TAXES. For purposes of federal, state and local income and franchise taxes and other similar taxes, it is the intent of the parties that ownership of the Assets shall pass to Buyer as of the Effective Date herein, and that Buyer shall bear all such taxes attributable to the Assets accruing after the Effective Date and Seller shall bear all such taxes attributable to the Assets accruing prior to the Effective Date.

                                   ARTICLE VI
                                     CLOSING
                                     -------

VI.1     CONDITIONS TO CLOSING.

         (a) CONDITIONS TO BUYER'S CLOSING OBLIGATIONS. The obligations which Buyer is required to perform at Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

                  (i) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties in Section 2.1 (a),
                           (b), (c), (d) and (e) shall be true and correct as of Closing.

                  (ii) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed all material obligations it is required to perform under this Agreement prior to or at Closing.

                  (iii) NECESSARY CONSENTS AND WAIVERS. Seller shall have obtained all material consents and waivers required from third parties (including, without limitation, consents and waivers of required in connection with Paragraphs 3 and 4 of Exhibit "C" hereto) and/or shall have taken such other actions necessary to the consummation of the transactions contemplated by this Agreement including, but not limited to, the release(s) of all encumbrances, if any, adversely and materially affecting the Assets (excluding the Permitted Encumbrances).

                  (iv) NO LITIGATION. No suit or other proceedings shall be pending before any court or governmental agency seeking to restrain or prohibit the transaction contemplated by this Agreement.

                  (v) NO VIOLATION OF COURT ORDER. The Closing shall not violate the order or decree of any court or governmental body having competent jurisdiction.

                  (vi) TRANSFER DOCUMENTS. Seller shall have prepared and executed all documents necessary to transfer title to the Assets to Buyer as well as all change of operator forms necessary to transfer operations of wells operated by Seller to Lomak Production Company (the general partner of Buyer).

                  (vii) AMI AGREEMENT. Seller and Buyer shall have executed and delivered a recordable Area of Mutual Interest Agreement ("AMI Agreement") with respect to the Reserved Assets on a form substantially the same as the AMI Agreement attached as Exhibit "F" attached hereto and incorporated herein.

         (b) CONDITIONS TO SELLER'S CLOSING OBLIGATIONS. The obligations which Seller is required to perform at Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Seller:

                  (i) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties in Section 3.1 (a),
                           (b), (c), (d) and (e) shall be true and correct as of Closing.

                  (ii) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed all material obligations it is required to perform under this Agreement prior to or at Closing.

                  (iii) NO LITIGATION. No suit or other proceedings shall be pending before any court or governmental agency seeking to restrain or prohibit the transaction contemplated by this Agreement.

                  (iv) NO VIOLATION OF COURT ORDER. The Closing shall not violate the order or decree of any court or governmental body having competent jurisdiction.

                  (v) REQUIRED BONDING. Lomak Production Company shall have secured the necessary bonding required for operations on the Assets as required by all applicable governmental agencies.

                  (vi) AMI AGREEMENT. The AMI Agreement shall have been executed and delivered by Seller and Buyer.

VI.2 DATE AND PLACE OF CLOSING. Closing of the purchase and sale contemplated in this Agreement ("Closing") will occur in accordance with the terms and provisions hereof at Seller's offices in Midland, Midland County, Texas, at 10:00 a.m. on or before March 31, 1998 (the "Closing Date"), or at such other time or place upon which the parties may agree in writing.

VI.3 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent of the others and each being deemed to have occurred simultaneously with the others:

         (a) DELIVERY OF ASSIGNMENT AND BILL OF SALE. Subject to the provisions of Sections 4.1 and 4.2 above, Seller shall execute, acknowledge and deliver to Buyer an executed conveyance document, substantially in the same form as that which is attached hereto and made a part hereof as Exhibit "G" (the "Assignment and Bill of Sale") and such other instruments of transfer and assignment (including any transfers or assignments required by state or federal agency) necessary or convenient to fully effectuate the transfer of the Assets to Buyer.

         (b) DELIVERY OF POSSESSION. Seller shall deliver to Buyer the right to exclusive possession of the Assets and Buyer shall take possession of the Assets, effective as of the Effective Date.

         (c) DELIVERY OF PURCHASE PRICE. Buyer shall deliver to Seller, by wire transfer to Seller's bank or other financial institution (pursuant to Seller's instruction) or as otherwise directed by Seller, the cash portion of the Purchase Price, as determined in accordance with Section 1.2 above.

         (d) LETTERS IN LIEU. Seller shall furnish to Buyer executed, acknowledged transfer orders or letters in lieu of transfer orders, made effective as of the Effective Date, directing all purchasers of production to make payments of proceeds of production attributable to the Assets to Buyer.

         (e) OTHER DOCUMENTS. Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to fulfill their respective obligations under this Agreement, including without limitation forms required in connection with the transfer of the Assets or operation thereof by applicable governmental agencies and regulations.

         (f) SETTLEMENT STATEMENT. Seller shall prepare and Seller and Buyer shall execute and deliver a settlement statement which sets forth the Purchase Price, any adjustments (including calculations used in making same) to the Purchase Price made in accordance herewith and any portions of the Purchase Price retained by Buyer as Title Retention Amount under Section 4.2 above; provided that if no adjustments to the Purchase Price are necessary and Buyer has retained no Title Retention Amount, the parties may forego a settlement statement.

         (g) TRANSFER OF OPERATIONS FORMS. Seller and Lomak Production Company shall execute Texas Railroad Commission Forms P-4 designating Lomak Production Company operator of the Assets previously operated by Seller, subject however, to the rights of third parties under applicable operating agreements, and Seller shall file such forms with the Texas Railroad Commission.

         (h) SELLER CERTIFICATE. Seller shall deliver to Buyer, (i) a certificate signed by a responsible officer of Seller certifying that all of the representations and warranties of Seller made hereunder are true and correct at and as of Closing, as if made on the Closing Date, (ii) a certified copy of the Board of Directors of Seller authorizing transactions contemplated by this Agreement, such certified copy to show the dates of adoption and that on the Closing Date the resolutions have not been rescinded or modified, and (iii) a Certificate of the Secretary of Seller showing the incumbency of the officers of Seller executing instruments on behalf of Seller.

         (i) BUYER CERTIFICATE. Buyer shall deliver to Seller (i) a certificate signed by a responsible officer of Lomak Production Company, as the general partner of Buyer, certifying that all of the representations and warranties of Buyer made hereunder are true and correct at and as of Closing, as if made on the Closing Date, (ii) a certified copy of the Board of Directors resolution of Lomak Production Company authorizing the transaction contemplated by the Agreement, on behalf of Buyer, such certified copy to show the date of adoption and that on the Closing Date it has not been rescinded or modified, (iii) a certificate of the secretary of Lomak Production Company showing the incumbency of the officers of Lomak Production Company executing instruments on behalf of Buyer, and (iv) such documents as may be reasonably requested by Seller demonstrating that Lomak Production Company is a qualified operator with the Texas Railroad Commission and has posted all bonds required by it.

         (j) SUSPENSE FUNDS. Seller shall deliver to Buyer all funds held in suspense by Seller with respect to the Assets together with a report in reasonable detail setting forth the reasons such funds are held in suspense.

         (k) AMI AGREEMENT. Seller and Buyer shall have executed and delivered the AMI Agreement.

                                   ARTICLE VII
                            TERMINATION OF AGREEMENT
                            ------------------------

VII.1 TERMINATION. Notwithstanding anything else herein to the contrary, this Agreement may be terminated, without recourse, by:

         (a)      Buyer or Seller, if:

                  (i) after the date of this Agreement, any legislation which would have the effect of prohibiting or making unlawful the acquisition or ownership of the Assets by Buyer or the conveyance or sale of the Assets by Seller has been enacted into law;

                  (ii) at Closing, the total value of the following is equal to or exceeds ten percent (10%) of the Base Purchase
                           Price:

                           (1) the Properties Excluded Due to Environmental Defects under Section 4.1 (c) above (Environmental Defects relating to the Assets which remain uncured and which have not been waived by Buyer);

                           (2)      the Retained Properties under Section 4.2
                                    (c) (iii) above (Title Defects relating to the Assets which remain uncured and which have not been waived by Buyer);

                           (3) the total dollar amount of the adjustments made to the Base Purchase Price, if any, for Environmental Defects asserted in the Environmental Defects Notice, as agreed by the parties under Section 4.1 (b);

                           (4) the total dollar amount of the adjustments made to the Base Purchase Price, if any, for Title Defects asserted in the Title Defects Notice, as agreed by the parties under
                                    Section 4.2 (c) (iii); including, without limitation, adjustments made as a result of Seller's inability to deliver all or any portion of the Outstanding Non-Operated Interests (as defined in Section 10.18); and,

                           (5) material breaches of the representations and warranties of Seller (determined in accordance with Section 2.1 (bb) above), remaining uncured and not waived by Buyer; including, without limitation, the exercise by

                                    Altura Energy Ltd. (and any other party
                                    holding such right) of its preferential
                                    right to acquire all or any portion of the Assets, or the failure to grant any required consent to the sale hereunder.

                           The respective values relating to each of the above shall be determined in accordance with the allocations set forth in Exhibit "B" hereto.

         (b)      Buyer, if at Closing:

                  (i) any condition set forth in Section 6.1(a) hereof has not been satisfied by Seller or otherwise cured, as the case may be (or waived by Buyer); or,

                  (ii) Seller fails to perform any of its material obligations under Section 6.3 (and Buyer is not then in default under the terms of this Agreement).

         (c)      Seller, if at Closing:

                  (i) any condition set forth in Section 6.1(b) hereof has not been satisfied by Buyer or otherwise cured, as the case may be (or waived by Seller); or,

                  (ii) Buyer fails to perform any of its material obligations under Section 6.3 (and Seller is not then in default under the terms of this Agreement).

7.2 DISPOSITION OF PERFORMANCE DEPOSIT UPON TERMINATION. If this Agreement is terminated by either party pursuant to Section 7.1 (a), by Buyer pursuant to Section 7.1 (b), or by Seller based upon a breach of
         Section 6.1 (b) (iii) or (iv), the Performance Deposit, together with any interest which may have accrued thereon, shall be returned to Buyer. If this Agreement is terminated by Seller pursuant to Section
         7.1 (c) above (excluding termination due to Buyer's breach of Section
         6.1 (b) (iii) and/or (iv) above), the Performance Deposit, together with any and all interest which may have accrued thereon while in escrow under Section 1.2 (b) above, shall be immediately remitted to Seller in accordance with the terms of the escrow agreement executed pursuant to said Section 1.2 (b); and, in such event, the Performance Deposit and the interest thereon shall be retained by Seller as liquidated damages (and not as a penalty), it being agreed by the parties that, given the special circumstances of the transactions contemplated herein, such amount is a reasonable sum for liquidated damages, and it would otherwise be extremely difficult, if not impossible, to ascertain actual damages.

                                  ARTICLE VIII
                            OBLIGATIONS AFTER CLOSING
                            -------------------------

VIII.1 POST-CLOSING ADJUSTMENTS. If any charges or credits to the Purchase Price (including but not limited to income received by either party which is owned by the other party and expenses charged to either party which are properly the responsibility of the other party, if any) become evident following Closing, then within 180 days after Closing the parties will cooperate in the preparation of a final settlement statement reflecting in detail such charges and/or credits. In such final settlement:

         (a)      CREDITS TO SELLER.   Seller shall be credited with:

                  (i) The value of all merchantable oil above the pipeline connections in all storage tanks at the Effective Date that is credited to Seller's net revenue interest in the Assets, such value to be the actual price received by Buyer for sale of same less any taxes properly withheld by the purchaser of same.

                  (ii) The amount of all costs and expenses including, but without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit and other taxes (not including income taxes) based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements through March 31, 1998, and any and all capital expenditures paid by Seller under the terms of the Operating Agreement in connection with the operation of the Assets during the period after the Effective Date.

                  (iii) An amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date including, but without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom. Any refund of windfall profit tax or other ad valorem tax attributable to the period before the Effective Date received by Buyer shall be credited to Seller.

         (b)      CREDITS TO BUYER. Buyer shall be credited with:

                  (i) Proceeds received by Seller that are, in accordance with generally accepted accounting principles, attributable to production from the Assets for the period of time after the Effective Date.

                  (ii) The amount of all costs and expenses including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, windfall profit and other taxes (not including income taxes) based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and any and all capital expenditures paid by Buyer under the terms of the applicable operating agreement in connection with the operation of the Assets during the period prior and up to the Effective Date.

         (c) OTHER DEBITS/CREDITS. In addition to the matters mentioned above, the final settlement statement shall include any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principals would reflect transfer of ownership of the Assets on the Effective Date and which correspond with the intent of the parties as reflected in this Article VIII and
                  Section 1.2 above.

         (d) FINAL CASH SETTLEMENT. The amount to be paid by the owing party shall be remitted thirty (30) days after the receipt of the final settlement statement. Each party shall have the right for a period of forty-five (45) days from the date of the final settlement statement in which to conduct an audit of items covered therein or relating thereto.

         (e) AUDIT OF FINAL SETTLEMENT STATEMENT. In the event Buyer and Seller are unable to mutually agree upon the amount of the settlement statement, an audit shall be conducted by a mutually acceptable accounting firm. Buyer and Seller agree to be bound by the findings of such audit insofar as the final settlement statement amount is concerned and each shall bear one-half (1/2) of all expenses incurred in connection with such audit.

VIII.2 FURTHER ASSURANCES. Following Closing, Seller agrees to execute and deliver to Buyer all such instruments, notices, transfer orders and other documents and to do all such other acts not inconsistent with this Agreement as may be necessary and advisable to carry out its obligations under this Agreement or to more fully assure Buyer, its successors and assigns, of the respective rights, titles, interests and estates herein provided to be sold, assigned and conveyed by Seller to Buyer at Closing.

                                   ARTICLE IX
                                 INDEMNIFICATION
                                 ---------------

IX.1 BUYER'S INDEMNITY. From and after the Closing Date, Buyer agrees to comply with the Leases, Basic Documents and other agreements, assignments, laws, ordinances, rules, regulations, treaties and decrees affecting or otherwise relating to the Assets and/or the operations conducted in connection therewith, including, without limitation, those relating to the plugging and abandonment of wells and/or abandonment of the personal property covered herein, inactive or unplugged wells, bonding requirements, and the use of explosives and shooting or pulling of casing and tubing (all in accordance with applicable laws, and the rules and regulations of any agencies exercising jurisdiction over same). Buyer agrees that it shall properly obtain and maintain in effect all licenses and permits required in connection with the Assets by any rule, law, statute, regulation or governmental agency (including the Permits). Buyer agrees to perform the aforesaid obligations and operations at its sole expense, to be solely responsible for damages arising in connection therewith, and to hold Seller harmless therefrom from and after the Closing Date. Buyer agrees to protect, defend, indemnify and hold harmless Seller, and Seller's owners, directors, officers, employees and legal representatives, from and against any and all costs, expenses, damages, claims, losses, liens (including the discharge thereof), liabilities, demands, suits, causes of action and any and all other liabilities of every character and nature, including without limitation operating expenses, capital expenditures, NORM, pollution and environmental claims (including, without limitation, those arising out of or predicated upon Environmental Laws, defined in
         Section 4.1 above), civil, regulatory or other damages, judgments, penalties, interest and costs, injury to person or property, plugging requirements or exceptions thereto, including bonding requirements, reasonable and necessary attorneys' and expert witness' fees, and court costs arising out of, incident to or in connection with Buyer's ownership or operation of the Assets from and after the Closing Date.

IX.2 SELLER'S INDEMNITY. In addition to Seller's obligations set forth in this Agreement including the Special Warranty, Seller agrees to indemnify Buyer as follows:

         (a) TITLE DEFECT. Subject to Section 9.2 (d) and Section 9.3 below, any claims, demands, causes of action, obligations and liabilities (including all costs and reasonable attorneys' fees) (collectively, "Loss" or "Losses") adversely affecting the value of any Asset resulting from a Title Defect asserted at any time following delivery of the Title Defects Notice up to and including ninety (90) days following Closing, shall be subject to indemnification by Seller. Seller shall have no liability for Title Defects, or Losses in connection therewith (nor shall Buyer be entitled to indemnification therefor), first asserted or claimed by any person, including Buyer, more than ninety (90) days following the date of Closing, regardless of the time period to which such Title Defects and/or Losses may relate.

         (b)      ENVIRONMENTAL DEFECTS. Subject to Section 9.2 (d) and Section
                  9.3 below, any Loss asserted or brought by (i) any third person or any agency, branch, or representative of any federal, state or local government or (ii) Buyer for remediation, on account of any personal injury, any death, any damage, destruction or loss of property, or any contamination of natural resources (including air, soil, surface water, or ground water) resulting from or arising out of any Environmental Defect asserted by Buyer to Seller at any time following delivery of the Environmental Defects Notice up to and including one (1) year from the Closing Date, and based upon Environmental Defects existing on or before the Closing Date. Seller shall have no liability for Environmental Defects, or Losses in connection therewith (nor shall Buyer be entitled to indemnification therefor), first asserted or claimed by any person, including Buyer, more than one (1) year following the date of Closing, regardless of the time period to which such Environmental Defects and/or Losses may relate.

         (c)      REPRESENTATIONS AND WARRANTIES. Subject to Section 9.2 (d) and
                  Section 9.3 below, Seller shall indemnify Buyer for Losses of Buyer, asserted at any time after Closing up to and including one (1) year following the Closing Date, arising out of Seller's breach, prior to Closing, of any of the representations and warranties made under Section 2.1; provided, however, Seller shall have no indemnification obligation for any Losses relating to its alleged breach of
                  Section 2.1 (v); and, further provided, Seller's indemnification obligation for Losses relating to its alleged breach of Section 2.1 (cc) shall only apply to claims or assertions made in connection with such Losses during the sixty (60) days following the Closing Date. Seller shall have no liability for the breaches of any representations or warranties under this Agreement (including, without limitation, those listed in Section 2.1), or for any Losses in connection therewith (nor shall Buyer be entitled to indemnification therefor), first asserted or brought more than one (1) year from the Closing Date, regardless of the time period to which such breaches and/or Losses may relate.

         (d) INDEMNIFICATION THRESHOLD. Notwithstanding anything herein to the contrary, Seller shall have no liability for any individual Loss claimed or asserted pursuant to Section 9.2
                  (a), (b) or (c) above (and Buyer shall have no right of indemnification therefor), unless such Loss exceeds $15,000 (an "Eligible Loss"); and, Seller shall have no liability for any Eligible Loss claimed or asserted under Section 9.2 (a),
                  (b) or (c) (and Buyer shall have no right of indemnification therefor) unless and until the aggregate of all such Eligible Losses exceeds $250,000. Once the aggregate of such Eligible Losses exceeds $250,000, Seller shall be liable for all such Eligible Losses (and Buyer shall be entitled to indemnification therefor), including those used in computing such amount.

         (e) GENERAL INDEMNIFICATION. Seller agrees to protect, defend, indemnify and hold Buyer, and Buyer's owners, directors, officers, employees and legal representatives, free and harmless from and against any and all costs, expenses, damages, liens (including the discharge thereof), adverse awards, penalties, interest, claims, assertions, losses, liabilities, demands, suits, causes of action and any and all other liabilities of every kind, character and nature, including without limitation all items listed in Section 2.2 and all operating expenses, capital expenditures, civil, regulatory or other damages, judgments, penalties, interest and costs, injury to person or property, plugging requirements or exceptions thereto, including bonding requirements, reasonable and necessary attorneys' and expert witness' fees, and court costs arising out of, incident to or in connection with Seller's ownership or operation of the Assets prior and up to the Effective Date ("Seller's General Indemnity"). Notwithstanding anything herein to the contrary, Seller's General Indemnity shall not apply to Losses relating to or arising out of alleged Title Defects, Environmental Defects, or breaches of representations or warranties under this Agreement (which are covered under Sections 9.2 (a), (b), (c) and (d) above).

IX.3 INDEMNIFICATION PROCEDURES. The party claiming a right of indemnification under Section 9.1 or 9.2 above ("Claiming Party") shall deliver a written notice to the party having an indemnification obligation ("Indemnifying Party"), as soon as practicable following the time when such right accrues, but in no event later than:

         (a) ninety (90) days from the Closing Date for any claim of Loss arising in connection with an alleged Title Defect;

         (b) one (1) year from the Closing Date for any claim of Loss arising in connection with an alleged Environmental Defect; and

         (c) one (1) year from the Closing Date for any claim of Loss arising in connection with Seller's alleged breach of any representation or warranty under Article II above.

         Such notice shall specify, in reasonably full detail, the facts giving rise to such claim of Loss, the alleged basis for the claim of Loss, the value attributable to such claim and all documentation, opinions and analyses in the possession of Claiming Party establishing or relating to such claim of Loss. With respect to any Loss which can be cured, the Indemnifying Party shall have the right (but not the obligation), for a period of two (2) months after receipt of such notice, to cure.

         If such cure is not effected, and assuming the threshold amounts provided in Sections 9.2 have been met, where the Claiming Party is Buyer, the Indemnifying Party shall reimburse the Claiming Party for the Loss; provided, however, if the Claiming Party's right of indemnification relates to an alleged Title Defect, Environmental Defect or breach of representation or warranty under Article II, Seller may, at its option, require Buyer to reassign to Seller the portion of the Assets whose value has been adversely affected thereby. If Seller elects to reacquire a portion of the Assets pursuant hereto (the "Reacquired Assets") , Seller shall, within thirty (30) days of Seller's election and notice thereof to Buyer, deliver to Buyer an assignment and bill of sale conveying to Seller the Reacquired Assets (the "Reassignment") and Seller shall simultaneously reimburse Buyer for the value of the Reacquired Assets. For the purposes of this provision, the value of the Reacquired Assets shall be calculated based upon the value(s) allocated thereto in Exhibit "B", less the net income accruing to the Reacquired Assets from the Effective Date through the end of the day preceding the effective date of the Reassignment. The Reassignment shall be on substantially the same form as the Assignment and Bill of Sale provided for in
         Section 6.3 (a) above, and shall include a special warranty of title from Buyer to Seller. The Reacquired Assets shall be delivered to Seller free and clear of any and all encumbrances, except Permitted Encumbrances.

         The Indemnifying Party shall have the right to control the defense of any action, suit, hearing or proceeding (including, without limitation, settlement negotiations, mediations and arbitrations, and any trials, appeals, and other proceedings), as the Indemnifying Party's counsel shall deem appropriate. Notwithstanding the foregoing, Buyer shall have the right to control the defense of any action, including the designation of legal counsel, in matters involving governmental or judicial claims in excess of $1,000,000. If the Claiming Party shall settle any such action, suit or proceeding without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), the right of the Claiming Party to make any claim against the Indemnifying Party on account of such settlement shall be deemed conclusively denied. Neither party shall, without the other party's consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or obligation to the other party. The parties agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any action, suit or proceeding, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to insurer the proper and adequate defense of any such action, suit or proceeding.

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

X.1 SURVIVAL. Articles VIII, IX and X shall survive the Closing and be deemed covenants running with the Leases and Lands comprising or relating to the Assets.

X.2 CONFIDENTIALITY. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any press release or other public announcement in which the other party is named without the prior written consent of the other party. In the event of the termination of this Agreement, Seller and Buyer shall, to the extent permitted by law, keep confidential and not use any confidential information obtained pursuant to this Agreement, unless such information is readily ascertainable from public or published information or trade sources or is received by Buyer from a third party having no obligation of confidentiality with respect to such information. Notwithstanding the above, neither Seller nor Buyer shall be precluded from informing its employees of such details of the transaction as may be reasonably be related to or reasonably necessary to effectuate the purposes of this Agreement.




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

X.3 INTEGRATION; AMENDMENT AND MODIFICATION. Except as expressly set forth herein, none of the parties makes to the other any representation or warranty, whether express or implied, of any kind whatsoever. All prior understandings, representations and agreements by or between either party, whether in writing or verbal, are hereby superseded. This Agreement may not be modified, supplemented or changed in any respect except in writing, duly executed by Seller and Buyer.

X.4 DESCRIPTIVE HEADINGS. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

X.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and, as Closing is to be held in the offices of Seller in Midland County, Texas, the parties agree that this Agreement is partially performable in said county for venue purposes.

X.6 BINDING EFFECT; ASSIGNMENT. All of the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, affiliates, subsidiaries and parent companies; provided, however, neither this Agreement nor any portion thereof shall be assignable or delegable by any party without the express prior written consent of the non-assigning or non-delegating party, which consent shall not be unreasonably withheld or delayed.

X.7 NOTICES. All notices hereunder shall be sufficiently given for all purposes if in writing and delivered personally, or to the extent receipt is confirmed by the party charged with notice, sent by documented overnight delivery service, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number set forth below. Notices to Seller or Buyer shall be addressed as follows:

         SELLER                                     BUYER and LOMAK
         ------                                     ---------------
         Trend Exploration Company                  c/o Lomak Petroleum, Inc.
         500 N. Loraine, Suite No. 1130             500 Throckmorton Street
         Midland, Texas 79701                       Fort Worth, Texas  76012
         Telephone:   (915) 687-3888                Telephone:   (817) 870-2601
         Telefax:     (915) 687-4108                Telefax:     (817) 810-9795
                                                    Attn:    Mr. Chad L. Stephens
                                                             Sr. Vice President

X.8 EXPENSES. Whether or not the transactions herein contemplated are consummated, each party will pay its own expenses (regardless of kind or character) which are incident to this Agreement (including expenses incurred prior to, during and following the negotiation hereof) and to preparing for the consummation of the sale provided for herein.

X.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both or all of which together shall constitute one and the same instrument.

X.10 SEVERABILITY OF PROVISIONS. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not substantively affected in an adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

X.11 CONTINUING EXISTENCE. For a period of two (2) years after the Closing Date, Seller or any of its successors that expressly assumes its obligations and liabilities hereunder, shall maintain its legal status and shall at all times own assets having a value net of liabilities of not less than $10,000,000.

X.12 FILING AND FILING FEES. Buyer shall pay all documentary, filing and recording fees incurred in connection with the filing and recording of the instruments of conveyance delivered pursuant hereto. As soon as practicable after Closing, Buyer shall provide Seller with recorded copies of all documents conveying the Assets to Buyer.

X.13 WAIVER. Except as otherwise expressly provided herein, any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same at any other time. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provisions hereof (whether similar or dissimilar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

X.14 LEGAL FEES. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover from the non-prevailing party reasonable attorneys' and expert witness' fees and expenses and costs of court.

X.15 AGREEMENT FOR THE PARTIES' BENEFIT ONLY. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person, other than the parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

X.16 ENFORCEMENT. Should Buyer or Seller default in the performance of this Agreement, the non-defaulting party shall be entitled to enforce specific performance of this Agreement, or exercise any other right or remedy it may have at law or in equity by reason of such default.

X.17 SELLER'S RIGHT OF ENJOYMENT UPON TERMINATION. Upon any termination of this Agreement, Seller shall be free immediately to possess and enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets, or any part thereof, to any other party without any restriction due to or arising under this Agreement.

X.18 SELLER'S ACQUISITION OF OUTSTANDING INTERESTS. As of the date of this Agreement, third parties (collectively, the "Trend Participants") own certain legal and/or contractual interests in the Powell Ranch Prospect ("Powell Ranch Prospect") and Dyad Petroleum Company Prospect ("Dyad Prospect"), which are described in Exhibit "A" hereto (the "Outstanding Non-Operated Interests"). In the aggregate, the Seller's interests in the Assets and the Outstanding Non-Operated Interests comprise the Assets. The respective interests of Trend and the Trend Participants in the Powell Ranch Prospect and Dyad Prospect are set forth in said Exhibit "A." Seller will use reasonable efforts to acquire the Outstanding Non-Operated Interests, so that at Closing, Seller will be able to deliver to Buyer all of the Assets attributable to the Powell Ranch Prospect and Dyad Prospect. Notwithstanding anything herein to the contrary, if at Closing Seller fails to deliver any of the Outstanding Non-Operated Interests, such failure shall be deemed a Title Defect and shall be dealt with in accordance with the provisions of Section 4.2 above.

X.19 BUYER'S OPERATIONS OF THE ASSETS. Buyer acknowledges that Seller operates some, but not all of the Assets and that its assumption of Seller's operations will be subject to the terms of provisions of the governing operating agreements and other Basic Documents, including, but not limited to, the change of operator provisions contained in the governing operating agreements.

X.20 NON-COMPETE. Absent the prior written consent of Buyer, Seller agrees that for a period of four years following the Effective Date, Seller will not (i) acquire or attempt to acquire any interest in the oil and gas leasehold estate (whether legal or equitable, presently vested or reversionary) in, (ii) explore and/or develop for oil, gas or other hydrocarbons on, or (iii) participate in the exploration and/or development for oil, gas or other hydrocarbons on, Sections 1-5, 8-17 and 20-22, Block 35, T-3-S, and Sections 34 and 35, Block 35, T-2-S, T&P Ry. Co. Survey, Glasscock County, Texas; provided, however, this provision will not apply to the Leases and Lands comprising the Brunson/Blalock Prospect as described on Exhibit "A" hereto.

X.21 COSTS OF RECENT WELLS. Attached hereto as Exhibit "H" and incorporated herein are the Authorities for Expenditure ("AFE's") for the following wells:

         a Hillger A #1 horizontal well, operated by Dyad Petroleum Company, which has recently been drilled and completed;

         b. Powell 2D #4 3D well, operated by Seller, recently been drilled and completed; and

         c. Powell #4 well, operated by Dyad Petroleum Company, which, as of the date of this Agreement is drilling but has not yet been completed.

         Seller shall pay the actual drilling costs and Buyer shall pay the actual completion costs (which costs are estimated in the AFE's attached as Exhibit "G" hereto), incurred in connection with the Hillger A #1 horizontal well and the Powell 2D #4 3D well. Buyer shall pay all costs relating to the Powell #4 well, including, without limitation, the costs incurred in drilling, testing, completion, equipping, operating, plugging and abandoning such well. Any oil, gas and other hydrocarbons produced from such wells shall be owned by the parties in accordance with the other provisions of this Agreement.

         Regardless of the outcome realized in the drilling of the Powell #4 well (i.e., whether such well is completed or is plugged and/or abandoned), such outcome shall not (i) serve (for any purpose) as the basis for an assertion or claim that Seller has breached any of its representations, warranties, covenants or obligations under this Agreement (including, without limitation, any of the representations or warranties set forth in Section 2.1), (ii) result in any adjustment to the Base Purchase Price, nor (iii) give rise to a claim or right of indemnification of Buyer following Closing.

         This provision shall control in the event it conflicts with any other provision of this Agreement.

10.22 LOMAK GUARANTEE OF BUYER OBLIGATIONS. As an inducement to Seller to enter into this Agreement, Lomak hereby guarantees Buyer's complete and timely performance of and/or compliance with all of Buyer's obligations, representations, warranties, covenants and conditions herein, including without limitation the performance by Lomak of any actions or obligations required to be taken by Lomak under the terms of this Agreement.

                              SELLER:
                              -------

                                        TREND EXPLORATION COMPANY
Attest:
                                        By:_____________________________________
                                        Printed Name:___________________________
                                        Title:__________________________________


                              BUYER:
                              ------

                                        LOMAK PRODUCTION I, L.P.,
                                        BY AND THROUGH LOMAK PRODUCTION COMPANY,
                                        ITS GENERAL PARTNER
Attest:
                                        By:_____________________________________
                                        Printed Name:___________________________
                                        Title:__________________________________


                                        LOMAK PETROLEUM, INC.
Attest:
                                        By:_____________________________________
                                        Printed Name:___________________________
                                        Title:__________________________________